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                                                                      Exhibit 99

                                        Kathleen S. Dvorak
                                        Sr. Vice President, Investor Relations
                                          and Financial Administration
                                                    or
                                        Eileen A. Kamerick
                                        Executive Vice President
                                          and Chief Financial Officer
                                        United Stationers Inc.
                                        (847) 699-5000

                              FOR IMMEDIATE RELEASE

                          UNITED STATIONERS COMMENTS ON
                    FOURTH-QUARTER SALES AND EARNINGS OUTLOOK

     DES PLAINES, Ill., Dec. 12, 2000--United Stationers Inc. (Nasdaq: USTR) announced today that its organic sales for the two months ended November 30, 2000 were slightly below its stated target of 6% to 9%.

     "Although our rate of sales growth has slowed as we compare against strong growth in the prior year, we remain confident that United Stationers will achieve record sales and earnings for fiscal 2000," said Randy Larrimore, president and chief executive officer. "However, as a result of slowing top-line growth, earnings per share for fiscal 2000 will be in the range of $2.84 to $2.86."

     "We are pleased that our forecasted fiscal 2000 earnings per share growth of approximately 20% will exceed our stated target of 15% growth. This is particularly noteworthy given our significant investments in building our third-party fulfillment and logistics business," concluded Larrimore.

     Notwithstanding this press release, the company continues to adhere to the policy of not providing periodic financial updates and not commenting on financial analysts' estimates.

     WITH THE EXCEPTION OF STATEMENTS ON HISTORICAL EVENTS, THE INFORMATION PRESENTED IN THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE INFORMATION PRESENTED HERE. THE RISKS AND UNCERTAINTIES AFFECTING THIS RELEASE INCLUDE, BUT ARE NOT LIMITED TO, ASSESSING THE MARKET POTENTIAL FOR THIRD-PARTY SERVICE PROVIDERS, THE SUCCESS OF The Order People AND E-NITED, THE INTEGRATION OF ACQUISITIONS, CHANGES IN END-USERS' DEMANDS FOR BUSINESS PRODUCTS, CUSTOMER CREDIT RISK, THE EFFECTS OF FLUCTUATIONS IN MANUFACTURERS' PRICING, GENERAL ECONOMIC CONDITIONS, AND THE HIGHLY COMPETITIVE ENVIRONMENT IN WHICH THE COMPANY OPERATES. A DESCRIPTION OF THESE AND OTHER FACTORS THAT COULD AFFECT THE COMPANY'S BUSINESS ARE SET FORTH IN FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING THE COMPANY'S LATEST 10-K AND 10-Q. THE COMPANY'S SEC FILINGS ARE READILY AVAILABLE AT WWW.SEC.GOV.

     United Stationers Inc., with trailing 12-month sales of $3.8 billion, is North America's largest distributor of business products to resellers. Its integrated computer-based distribution system makes more than 35,000 items available to 20,000 resellers. United is able to ship products within 24 hours of order placement because of its 39 United Stationers Supply Co. regional distribution centers, 21 Lagasse distribution centers that serve the janitorial and sanitation industry, six Azerty distribution centers that serve computer supply resellers, three distribution centers that serve the Canadian marketplace and a dedicated distribution center that will service clients of THE ORDER PEOPLE. Its focus on fulfillment excellence has given the company a 98+ percent order fill rate, a 99.5 percent order accuracy rate, and a 99 percent on-time delivery rate. For more information, visit WWW.UNITEDSTATIONERS.COM.

     The company's common stock trades on the Nasdaq National Market System under the symbol USTR and is included in the S&P SmallCap 600 Index.